Execution Version

ADMINISTRATIVE SERVICES AGREEMENT

dated as of November 1, 2022

between

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

and

TALCOTT RESOLUTION LIFE INSURANCE COMPANY

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) IS TREAT ED AS CONFIDENTIAL BY THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC. REDACTIONS ARE INDICATED BY [***].

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
Section 1.1	Definitions	1
Section 1.2	Rules of Construction	5

ARTICLE II APPOINTMENT; NOTIFICATION OF INTERESTED PARTIES		6
Section 2.1	Appointment	6
Section 2.2	Ceding Company Services	6
Section 2.3	Provision of Services Subject to the Transition Services Agreement	6
Section 2.4	Power of Attorney	6
Section 2.5	Notification of Interested Parties	6
Section 2.6	Ongoing Communications	6
Section 2.7	Coordinators	7

ARTICLE III SERVICES PROVIDED BY ADMINISTRATOR		7
Section 3.1	Services	7
Section 3.2	Subcontracting	7
Section 3.3	Standards and Licenses	7
Section 3.4	Non-Guaranteed Elements	8
Section 3.5	Collection of Separate Account Additional Consideration	8
Section 3.6	Compliance of the Reinsured Contracts and Separate Accounts	8
Section 3.7	Producer Payments	8
Section 3.8	Decision Authority	8
Section 3.9	Special Projects	9

ARTICLE IV FEES FOR SERVICES		13
Section 4.1	Fees for Services	13

ARTICLE V REPORTS; BOOKS AND RECORDS; BANK ACCOUNTS		9
Section 5.1	Reports	9
Section 5.2	Books and Records and Access to Books and Records	9
Section 5.3	Bank Accounts	11
Section 5.4	Remittances	11
Section 5.5	Audit Rights	11

ARTICLE VI INABILITY TO PERFORM SERVICES		11
Section 6.1	Inability to Perform Services	11
Section 6.2	Errors	11

ARTICLE VII REGULATORY AND LEGAL ACTIONS		12
Section 7.1	Regulatory Actions	12
Section 7.2	Defense of Regulatory Actions	12
Section 7.3	Other Actions	12
Section 7.4	Notice to Administrator	12
Section 7.5	Participation	13
Section 7.6	Defense of Actions	13
Section 7.7	Excluded Liability Actions	13
Section 7.8	Complaints	13
Section 7.9	Market Conduct and other Company-Wide Examinations	13

i

ii

SCHEDULES
Schedule I	[***]
Schedule II-A	[***]
Schedule II-B	[***]
Schedule II-C	[***]
Schedule III	[***]
Schedule IV	[***]
Schedule V	[***]
Schedule VI	[***]
Schedule VII	[***]
Schedule VIII	[***]
Schedule IX	[***]
Schedule X	[***]

iii

THIS ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made and entered into on November 1, 2022, by and between The Guardian Insurance & Annuity Company, Inc., a Delaware-domiciled life insurance company (the “Ceding Company”), and Talcott Resolution Life Insurance Company, a Connecticut-domiciled life insurance company (the “Administrator”). For purposes of this Agreement, the Ceding Company and the Administrator shall each be deemed a “Party.”

RECITALS

WHEREAS, the Ceding Company and the Administrator have entered into that certain Master Transaction Agreement dated as of October 4, 2022 (the “Master Transaction Agreement”);

WHEREAS, pursuant to that certain Coinsurance and Modified Coinsurance Agreement, dated as of the date hereof (the “Reinsurance Agreement”), by and between the Ceding Company and the Administrator, the Ceding Company has agreed to cede to the Administrator, as reinsurer thereunder, and the Administrator has agreed to accept and reinsure, one hundred percent (100%) of the General Account Liabilities (as defined below) of the Reinsured Contracts (as defined below) on a coinsurance basis and one hundred percent (100%) of the Separate Account Liabilities (as defined below) of the Reinsured Contracts on a modified coinsurance basis;

WHEREAS, the Ceding Company wishes to appoint the Administrator to provide administrative and other services with respect to the Administered Business (as defined below), and the Administrator desires to provide such administrative services and other services in consideration for the Ceding Company entering into the Reinsurance Agreement;

WHEREAS, the Ceding Company and the Administrator have entered into a Transition Services Agreement concurrently with this Agreement (the “Transition Services Agreement”); and

WHEREAS, the Master Transaction Agreement provides, among other things, for the Ceding Company and the Administrator to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Administrator agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms have the respective meanings set forth below throughout this Agreement:

“Action” means any claim, action, suit, litigation, arbitration or proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.

“Additional Consideration” has the meaning set forth in the Reinsurance Agreement.

“Administered Business” means the business of the Ceding Company associated with and including the Reinsured Contracts, the Third Party Reinsurance Agreements, the Separate Accounts (solely with respect to the Reinsured Contracts), and the Reinsured Risks (provided that the Ceding Company shall remain responsible for performing the Ceding Company Services in accordance with, and subject to, the terms hereof).

“Administrator” has the meaning set forth in the preamble.

“Administrator Dependencies” has the meaning set forth in Section 2.2.

“Administrator Indemnified Parties” has the meaning set forth in Section 11.1.

“Affiliate” has the meaning set forth in the Reinsurance Agreement.

“Agreement” has the meaning set forth in the preamble.

“Applicable Business” means the [***] of the Ceding Company and its Affiliates.

“Approval Request” has the meaning set forth in Section 13.1(d).

“Bank Accounts” has the meaning set forth in Section 5.3(a).

“BD Administrative Services” shall have the meaning set forth in the Master Transaction Agreement.

“Business” has the meaning set forth in the Master Transaction Agreement.

“Business Day” has the meaning set forth in the Reinsurance Agreement.

“Ceding Company” has the meaning set forth in the preamble.

“Ceding Company Dependencies” has the meaning set forth in Section 2.3.

“Ceding Company Indemnified Parties” has the meaning set forth in Section 11.2.

“Ceding Company Separate Account Services” has the meaning set forth in Section 2.2.

“Ceding Company Services” means (a) any Legally Required Actions, (b) the services set forth on Schedules II-B and II-C and (c) such other services as the Parties may agree in writing.

“Confidential Information” with respect to a Party, means any and all information provided by, made available by or obtained on behalf of such Party, any of its Affiliates or Representatives, on, before or after the date hereof, including, with respect to the Ceding Company, Non-Public Personal Information and all data relating to the Policyholders which are maintained, processed or generated by the Ceding Company or, if applicable, the Administrator in connection with the Reinsured Liabilities (including Non-Public Personal Information and data relating to the Policyholders which are maintained, processed or generated by the Administrator pursuant to the terms hereof) and including the contents of this Agreement or the other Transaction Agreements not otherwise publicly disclosed, but shall not include the existence of this Agreement and the identity of the Parties; provided, that Confidential Information does not include information that (a) is generally available to the public other than as a result of a disclosure by the receiving Party in violation of its confidentiality obligation, (b) is independently developed by the receiving Party, its Affiliates or any of its Representatives without use or access to the disclosing Party’s Confidential Information, or (c) is rightfully obtained by the receiving Party from a third party without, to the knowledge of the receiving Party, breach by such third party of a duty of confidentiality of any nature to the disclosing Party; and provided, further, that the foregoing exceptions shall not supersede the obligations of the receiving Party with respect to any Non-Public Personal Information.

“Contract” means any agreement, contract, instrument, guarantee, undertaking, lease, note, mortgage, indenture, license or other legally binding commitment or obligation, whether written or oral.

“Coordinator” has the meaning set forth in Section 2.7.

“Effective Time” has the meaning set forth in the Reinsurance Agreement.

“Excluded Liabilities” has the meaning set forth in the Reinsurance Agreement.

“Excluded Liability Action” has the meaning set forth in Section 7.7(a).

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“General Account Liabilities” has the meaning set forth in the Reinsurance Agreement.

“General Account Reserves” has the meaning set forth in the Reinsurance Agreement.

“Governmental Authority” has the meaning set forth in the Reinsurance Agreement.

[***]

“Law” has the meaning set forth in the Reinsurance Agreement.

“Legally Required Actions” means any actions related to the Services that the Ceding Company is required by applicable Law to take without the Administrator or a Subcontractor acting on its behalf.

“Licensed Names and Marks” has the meaning set forth in Section 13.1.

“Losses” has the meaning set forth in the Master Transaction Agreement.

“Master Transaction Agreement” has the meaning set forth in the recitals.

“Non-Guaranteed Elements” has the meaning set forth in the Reinsurance Agreement.

“Party” has the meaning set forth in the preamble.

“Person” has the meaning set forth in the Reinsurance Agreement.

“Personal Information” means any information from which an individual Person can be identified, the collection, retention, use or disclosure of which is subject to Applicable Law with respect to data privacy or data protection.

“Policyholder” has the meaning set forth in the Reinsurance Agreement.

“Premiums” has the meaning set forth in the Reinsurance Agreement.

“Producer” has the meaning set forth in the Reinsurance Agreement.

“Reinsurance Agreement” has the meaning set forth in the recitals.

“Reinsured Contracts” has the meaning set forth in the Reinsurance Agreement.

“Reinsured Liabilities” has the meaning set forth in the Reinsurance Agreement.

“Reinsured Risks” has the meaning set forth in the Reinsurance Agreement.

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.

“SAP” has the meaning set forth in the Reinsurance Agreement.

“SEC” has the meaning set forth in Section 3.9.

“Separate Account Liabilities” has the meaning set forth in the Reinsurance Agreement.

“Separate Account Services” means all required, necessary or appropriate services for the administration, handling and performance of the Separate Accounts with respect to the Reinsured Contracts, including, without limitation, those set forth on Schedule II-A, but excluding the Ceding Company Separate Account Services.

“Separate Accounts” has the meaning set forth in the Reinsurance Agreement.

“Separate Account Charges” has the meaning set forth in the Reinsurance Agreement.

“Services” has the meaning set forth in Section 3.1.

“Special Project” means any service that the Ceding Company requests the Administrator to provide and that the Administrator has agreed in writing to provide in accordance with Section 3.9, which service does not fall within the scope of the Services or any reporting or other service or obligation required to be provided or performed by the Administrator pursuant to this Agreement.

“Subcontractor” has the meaning set forth in Section 3.2.

“Third Party Reinsurance” has the meaning set forth in the Reinsurance Agreement.

“Third Party Reinsurance Agreements” has the meaning set forth in the Reinsurance Agreement.

“Transaction Agreements” means the Master Transaction Agreement, the Reinsurance Agreement, the Trust Agreement and the Transition Services Agreement.

“Transition Services Agreement” has the meaning set forth in the Recitals.

“Trust Agreement” means that certain Trust Agreement, dated as of the date hereof, by and among the Administrator, as grantor, the Ceding Company, as beneficiary, and The Bank of New York Mellon, as trustee.

Section 1.2 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the preamble, Recitals, Articles, Sections, paragraphs and Schedules are references to the preamble, Recitals, Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (g) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (h) the Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (i) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (j) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (k) unless otherwise specified herein, any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (l) unless otherwise specified herein, any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (m) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last calendar day of the period is not a Business Day; and (n) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise.

ARTICLE II

APPOINTMENT; NOTIFICATION OF INTERESTED PARTIES

Section 2.1 Appointment. [***]

Section 2.2 Ceding Company Services. [***]

Section 2.3 Provision of Services Subject to the Transition Services Agreement. [***]

Section 2.4 Power of Attorney. [***]

Section 2.5 Notification of Interested Parties. The Administrator shall send to Policyholders of the Administered Business and any other applicable service providers, third-party reinsurers under the Third Party Reinsurance Agreements, custodians, Producers or other counterparties to the extent required by applicable Law or otherwise as agreed by the Ceding Company and the Administrator, a written notice prepared by the Administrator and reasonably acceptable to the Ceding Company, advising that the Administrator has been appointed by the Ceding Company to provide the Services. The Administrator shall send such written notice at its own expense, by first class U.S. mail, at a time and in a manner reasonably acceptable to the Ceding Company in all events in accordance with applicable Law.

Section 2.6 Ongoing Communications Subject to Article XIII, Ceding Company stationery shall be used for all communications with Policyholders of the Administered Business and all other Persons in respect of the Administered Business and the Services, provided that the Administrator may in its discretion use (i) stationary co-branded with Ceding Company and Administrator names and trademarks or (ii) stationary with Administrator’s branding with appropriate disclosures that Administrator is performing administrative services on behalf of Ceding Company, provided, in the case of each of clauses (i) and (ii), that (a) Ceding Company has reviewed and approved such stationary in advance (such approval not to be unreasonably withheld, conditioned or delayed) and (b) prior to making any such communication, the Administrator shall provide the Ceding Company with a copy of, and a reasonable opportunity to review, such communications. The Ceding Company shall cooperate with the Administrator in connection with the use of Ceding Company stationery by the Administrator as required pursuant to this Section 2.6, including by providing sample forms (both hard copies and electronic copies) of the Ceding Company stationery to be used in such communications upon request from the Administrator. The Administrator shall not be required to incur any incremental costs or expenses to comply with this Section 2.6 to the extent any changes are required to the Ceding Company’s stationery as a result of changes made by the Ceding Company to its name and trademarks, logos or otherwise after the Effective Time, and the Ceding Company shall reimburse the Administrator for any such incremental costs and expenses resulting therefrom.

Section 2.7 Coordinators. As of the Effective Time, each of the Parties shall appoint and provide written notice to the other Party pursuant to Section 15.1 of the name, title and contact information for an individual who shall be a current officer or employee of such Party or an Affiliate thereof and whom will serve as such Party’s primary contact point with respect to issues that may arise out of the performance of this Agreement (each, a “Coordinator”). The Parties may replace their respective Coordinator by giving notice pursuant to Section 15.1 to the other Party stating the name, title and contact information for the new Coordinator. Subject to Section 7.7, each Coordinator will have responsibility on behalf of its respective Party to communicate and coordinate with the other Coordinator with respect to this Agreement. The Parties shall cause the Coordinators to meet, either in person or telephonically, at least once monthly, or more frequently if mutually agreed upon, to discuss the status of the Services and to manage open issues related to this Agreement and performance hereunder. In the event there is any open issue that is time critical (in the reasonable judgment of the requesting Coordinator) or a dispute arises between the Parties under this Agreement, the Coordinators shall meet as soon as reasonably practicable and shall use reasonable best efforts and work together in good faith to resolve any disagreements or disputes between the Parties as expeditiously as possible.

ARTICLE III

SERVICES PROVIDED BY ADMINISTRATOR

Section 3.1 Services. During the term of this Agreement and except as otherwise provided in Section 2.2 or Section 2.3 of this Agreement, the Administrator shall provide, at its sole expense, all required, necessary or appropriate services for the administration, handling and performance of the Administered Business, including all administrative and other services currently provided by the Ceding Company or its Affiliates with respect to the Administered Business, and any other services that are required, necessary or appropriate under applicable Law, the terms of the Reinsured Contracts, the terms of the Third Party Reinsurance Agreements or otherwise in connection with, or incidental to, the administration of the Administered Business (collectively, the “Services”). Without limiting the generality of the foregoing, the Services provided by the Administrator hereunder shall include the Services set forth on Schedule I hereto. Notwithstanding anything herein to the contrary, the Ceding Company shall be responsible for the performance of all Ceding Company Services.

Section 3.2 Subcontracting. [***]

Section 3.3 Standards and Licenses.

(a) [***]

(b) In accordance with the terms of this Agreement, the Ceding Company shall perform the Ceding Company Services (i) with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, (ii) in accordance with (A) the terms and conditions of the Reinsured Contracts, the Separate Accounts and the Third Party Reinsurance Agreements and (B) all applicable Laws, and (iii) subject to the foregoing, with a level of attentiveness substantially comparable or higher to that which the Ceding Company exercises in the execution of services similar to the Ceding Company Services on its own behalf and for third parties.

(c) [***]

(d) [***]

(e) [***]

Section 3.4 Non-Guaranteed Elements. Non-Guaranteed Elements shall be set in accordance with the Reinsurance Agreement. [***]

Section 3.5 Collection of Separate Account Additional Consideration. [***]

Section 3.6 Compliance of the Reinsured Contracts and Separate Accounts. The Ceding Company and the Administrator agree to cooperate fully with each other and any Governmental Authorities in maintaining the Reinsured Contracts, the Separate Accounts and the Third Party Reinsurance Agreements in compliance in all material respects with applicable Law. If either Party determines that any of the Reinsured Contracts, the Separate Accounts or the Third Party Reinsurance Agreements are not in material compliance with applicable Law, it shall so notify the other Party and (a) in the case of the Administrator, in consultation with the Ceding Company and subject to the following sentence, take, subject to any Legally Required Actions, whatever action is reasonably necessary to bring such Reinsured Contracts, Third Party Reinsurance Agreements or Separate Accounts (to the extent related to the Services) into compliance with applicable Law, provided that the Administrator shall consider in good faith any reasonable comments made by the Ceding Company on connection therewith, and (b) in the case of the Ceding Company, in consultation with the Administrator, take whatever action is reasonably necessary to bring such Separate Accounts (to the extent related to the Ceding Company Separate Account Services), into compliance with applicable Law. In connection with the actions specified in clause (a) or (b) above requires correspondence, communication or filings with, or approval of, a Governmental Authority, the Ceding Company shall provide its proposed correspondence, communication or filing to the Administrator for its prior review and comment (and the Ceding Company shall consider in good faith any reasonable comments made by the Administrator), and, in the case of all other correspondence or communication, give the Administrator reasonable opportunity to participate, to the extent permitted by the relevant Governmental Authority. In furtherance of, and subject to, the foregoing, unless otherwise agreed by the Parties, (x) the Administrator shall prepare any necessary amendments to such Reinsured Contracts, Separate Accounts (to the extent related to the Services) or Third Party Reinsurance Agreements and (y) the Ceding Company shall prepare any necessary amendments to such Separate Accounts (solely to the extent related to the Ceding Company Separate Account Services). Upon request from the preparing Party, the other Party shall promptly provide the preparing Party with any data, documents, reports or other information it may reasonably request in connection with preparation of the foregoing.

Section 3.7 Producer Payments. [***]

Section 3.8 Decision Authority. [***]

Section 3.9 Special Projects. [***]

ARTICLE IV

[***]

ARTICLE V

REPORTS; BOOKS AND RECORDS; BANK ACCOUNTS

Section 5.1 Reports.

(a) As of and following the Effective Time, the Administrator shall provide data and prepare any reports reasonably requested by the Ceding Company in connection with the Administered Business to enable the Ceding Company to comply with any and all applicable Laws, including all statutory insurance reporting, state regulatory reporting tax reporting, SAP and SEC financial reporting requirements and any current or future informational reporting, prior approval or other requirements imposed by any Governmental Authority. Any data and reports required to be provided by the Administrator shall be prepared and delivered on a timely basis in order for the Ceding Company to comply with any filing deadlines required by applicable Law, and, to the extent applicable but without limiting the foregoing, in accordance with the reporting deadlines set forth on Schedule III. All such reports shall include such information as may reasonably be requested by the Ceding Company.

(b) [***]

(c) [***]

Section 5.2 Books and Records and Access to Books and Records.

(a) As of and following the Effective Time and subject to the Transition Services Agreement, the Administrator shall assume responsibility for maintaining accurate and complete books and records of all transactions pertaining to the Administered Business and all data used by the Administrator in the performance of Services required under this Agreement, including claims filed in respect of the Reinsured Contracts and any documents relating thereto, any communications with any Governmental Authority, complaint logs, billing and collection files, files containing actuarial data and all other data used by the Administrator in performance of the Services, but in any case excluding any books and records relating to Ceding Company Services. All such books and records shall be maintained by the Administrator (i) in accordance with any and all applicable Laws, (ii) in accordance with the Administrator’s internal record retention procedures and policies and (iii) in a format accessible by the Ceding Company and its Representatives. [***]

(b) During the term of this Agreement, upon any reasonable request from the Ceding Company or its Representatives, the Administrator shall (i) provide to the Ceding Company and its Representatives reasonable access during normal business hours to the books and records and other materials (including any such materials developed after the Effective Time by the Administrator or its Affiliates) in the possession or control of the Administrator pertaining to the Administered Business and the Services to be provided under this Agreement and the reinsurance to be provided under the Reinsurance Agreement; provided that such access shall not unreasonably interfere with the conduct of the business of the Administrator and (ii) permit the Ceding Company and its Representatives to make copies of any such records, in each case, at no cost to the Administrator or its Representatives. Nothing in this Section 5.2(b) shall require the Administrator to disclose any books, records or other materials to the Ceding Company or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any Contract (including any confidentiality agreement to which the Administrator or any of its Affiliates is a party) (it being understood that the Administrator shall use reasonable best efforts to enable such information to be furnished or made available to the Ceding Company or its Representatives without so jeopardizing such privilege or contravening such applicable Law or Contract, including by entering into a customary joint defense agreement or common interest agreement), or require the Administrator to disclose its tax records (other than tax records relating to Premium Taxes) or any personnel or related records.

(c) During the term of this Agreement, upon any reasonable request from the Administrator or its Representatives, the Ceding Company shall (i) provide to the Administrator and its Representatives reasonable access during normal business hours to the books and records and other materials (including any such materials developed after the Effective Time by the Ceding Company or its Affiliates) in the possession or control of the Ceding Company pertaining to the Administered Business and Ceding Company Services to be provided under this Agreement and the reinsurance to be provided under the Reinsurance Agreement; provided that such access shall not unreasonably interfere with the conduct of the business of the Ceding Company, and (ii) permit the Administrator and its Representatives to make copies of any such records, in each case at no cost to the Ceding Company or its Representatives. Nothing in this Section 5.2(c) shall require the Ceding Company to disclose any books, records or other materials to the Administrator or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any Contract (including any confidentiality agreement to which the Ceding Company or any of its Affiliates is a party) (it being understood that the Ceding Company shall use reasonable best efforts to enable such information to be furnished or made available to the Administrator or its Representatives without so jeopardizing such privilege or contravening such applicable Law or Contract, including by entering into a customary joint defense agreement or common interest agreement), or require the Ceding Company to disclose its tax records (other than tax records relating to Premium Taxes) or any personnel or related records.

(d) The Administrator shall maintain facilities and procedures that are in accordance with applicable Law and commercially reasonable standards of insurance recordkeeping for safekeeping the books and records maintained by the Administrator or its Affiliates pertaining to the Administered Business and the Services to be provided under this Agreement and the reinsurance to be provided under the Reinsurance Agreement. The Administrator shall back up all of its computer files relating to the Administered Business and otherwise used in the performance of the Services under this Agreement in accordance with the back up, business continuation and disaster recovery policies and procedures used by the Administrator in connection with the administration of insurance policies issued by the Administrator for the Administrator’s own business.

(e) The Administrator shall reasonably cooperate with any Governmental Authority having jurisdiction over the Ceding Company in providing access to the books and records referenced in this Section 5.2. The Ceding Company shall cooperate with any Governmental Authority having jurisdiction over the Administrator in providing access to the books and records referenced in this Section 5.2.

Section 5.3 Bank Accounts. During the term of this Agreement, the Administrator may establish and maintain one or more accounts in the name of the Administrator, acting in its capacity as the administrator for the Ceding Company, with banking institutions as necessary to allow the Administrator to provide the Services (the “Bank Accounts”). The Administrator shall have the exclusive authority over the Bank Accounts, including the exclusive authority to (i) designate the authorized signatories on the Bank Accounts, (ii) issue drafts on and make deposits in the Bank Accounts in the name of the Ceding Company, (iii) make withdrawals from the Bank Accounts in the name of the Ceding Company and (iv) engage in all other transactions with respect to the Bank Accounts as may be reasonably necessary in connection with the performance of the Administrative Services. The Ceding Company shall, upon the reasonable request of the Administrator, cooperate with and assist the Administrator in establishing, controlling and maintaining the Bank Accounts, at the Administrator’s sole cost and expense, for the purposes specified herein. The Administrator shall provide and own all funds deposited in the Bank Accounts and be solely responsible for all fees, costs and expenses of the Bank Accounts, and in no event shall the Ceding Company have any obligation to provide funding for the Bank Accounts or be responsible for any fees, costs or expenses associated therewith.

Section 5.4 Remittances. Other than amounts that are intended to be settled in accordance with the monthly net settlement provisions of the Reinsurance Agreement, if the Ceding Company or the Administrator or any of their respective Affiliates receives any remittance or other payment that it is not entitled to under the terms of this Agreement or any Transaction Agreement, the Ceding Company, the Administrator or such Affiliate shall hold such remittance or other payment in trust for the benefit of the Administrator, the Ceding Company or the applicable Separate Account, as the case may be, endorse any such remittance to the order of the Ceding Company, the Administrator or the applicable Separate Account, as the case may be, and promptly, but in any event, within ten (10) Business Days of the date on which the Ceding Company, the Administrator or its applicable Affiliate identifies that it is not entitled to such remittance or other payment, transfer such remittance or other payment to the Ceding Company, the Administrator or to the applicable Separate Account, as the case may be.

Section 5.5 Audit Rights. [***]

ARTICLE VI

INABILITY TO PERFORM SERVICES

Section 6.1 Inability to Perform Services. [***]

Section 6.2 Errors. The Administrator and the Ceding Company shall each, at its own expense, correct any errors in the Services or Ceding Company Services (as applicable) caused by it as promptly as practicable following notice thereof from the other Party or upon discovery thereof by the Administrator or the Ceding Company, as the case may be.

ARTICLE VII

REGULATORY AND LEGAL ACTIONS

Section 7.1 Regulatory Actions. With respect to any Action or examination by a Governmental Authority relating to the Administered Business, the Administrator shall:

(a) promptly notify the Ceding Company in writing of any examinations or Actions initiated by a Governmental Authority and, at the Ceding Company’s request, provide to the Ceding Company a report consistent with the Administrator’s ordinary course reporting summarizing the nature of any such examination or Action by a Governmental Authority, the alleged actions or omissions giving rise to such examination or Action and copies of any files or other documents that the Ceding Company may reasonably request in connection with its review of such matters other than such files, documents and other information as would, in the judgment of counsel to the Administrator, lead to the loss or waiver of legal privilege (it being understood that the Administrator shall use reasonable best efforts to enable such information to be furnished or made available to the Ceding Company or its Representatives without so jeopardizing such privilege, including by entering into a customary joint defense agreement or common interest agreement); and

(b) except as set forth in Section 7.7 or Section 7.9, prepare, with a copy to the Ceding Company, a response within the Governmental Authority’s requested time frame for response or, if no such time frame is provided, within the time frame as allowed by applicable Law; provided, that the Administrator shall provide its proposed response to the Ceding Company for the Ceding Company’s review prior to submitting such proposed response to such Governmental Authority, shall take into account any reasonable recommendations of the Ceding Company that are provided to the Administrator in a timely manner with respect to such matters, and shall not unreasonably reject such recommendations; and

(c) [***]

Section 7.2 Defense of Regulatory ActionsSection 7.3 . [***]

Section 7.3 Other Actions. With respect to any Actions by any Person other than a Governmental Authority relating to the Administered Business (other than an Excluded Liability Action), the Administrator shall:

(a) notify the Ceding Company promptly, and in no event more than five (5) Business Days after receipt of notice thereof, of any such Action that is instituted or threatened in writing;

(b) [***]

(c) [***]

Section 7.4 Notice to Administrator. After the date hereof, the Ceding Company shall notify the Administrator promptly following its receipt of notice of any Action that has been instituted or threatened in writing relating to the Administered Business, the Ceding Company Services, or Excluded Liabilities, and shall promptly furnish to the Administrator copies of all pleadings in connection therewith.

Section 7.5 Participation. [***]

Section 7.6 Defense of Actions. [***]

Section 7.7 Excluded Liability Actions.

(a) If the Administrator or the Ceding Company receives notice of, or otherwise becomes aware of, any Excluded Liability Action, such party will promptly notify the other party thereof. “Excluded Liability Action” means any examination or Action whether initiated by a Governmental Authority or any other Person that is related primarily to Excluded Liabilities.

(b) The Ceding Company will respond to and resolve all Excluded Liability Actions relating to the Administered Business and keep the Administrator fully informed of the progress of any Excluded Liability Actions on a timely basis. Except as set forth in Section 7.7(c), the Ceding Company will supervise and control the defense and/or settlement of all Excluded Liability Actions at its own cost and expense.

(c) [***]

(d) [***]

Section 7.8 Complaints. The Administrator shall supervise and control the investigation, contest, defense and/or settlement of any complaints of any contractholder, annuitant, insured, beneficiary or Governmental Authority complaints relating to the Administered Business at its own cost and expense, and in the name of the Ceding Company when necessary. [***]In addition, at the request of the Ceding Company, the Administrator shall provide to the Ceding Company copies of any complaints and the responses thereto (i) as needed to comply with applicable Law or to respond to any regulatory inquiry or examination, or (ii) as otherwise requested in good faith and if not unnecessarily burdensome.

Section 7.9 Market Conduct and Other Company-Wide Examinations. For the avoidance of doubt, and without waiving any right to indemnification or payment that it may have under the terms of this Agreement or any other Transaction Agreement, the Ceding Company shall at it sole cost and expense (which cost and expense shall not be indemnifiable under the Master Transaction Agreement, Reinsurance Agreement or this Agreement) supervise and control all market conduct, tax audits and other Governmental Authority examinations of the Ceding Company as a whole, including those that involve the Administered Business; provided, that the Ceding Company shall provide the Administrator sufficient opportunity to comment on its handling of any such market conduct or examination as it relates to the Administered Business and shall take into account any reasonable recommendations of the Administrator that are provided to the Ceding Company in a timely manner. In addition, the Ceding Company shall keep the Administrator reasonably and promptly informed of the process of all such market conduct, tax audits and other examination relating to the Administered Business. [***]

Section 7.10 Cooperation. Each Party hereto shall use reasonable best efforts to timely cooperate with and assist the controlling Party in responding to, defending, prosecuting and settling any examination or Action under this Article VII; provided, that neither Party shall be required to waive any applicable attorney-client, attorney work product or other evidentiary privileges. Notwithstanding anything to the contrary contained in this Agreement, neither the Ceding Company nor the Administrator shall have the authority to institute, prosecute or maintain any legal or regulatory proceeding on behalf of the other Party without the prior written consent of such other Party, except as expressly contemplated in this Agreement.

ARTICLE VIII

DURATION; TERMINATION

Section 8.1 Duration. This Agreement shall become effective as of the Effective Time and shall continue until the earlier of (a) the date on which the Reinsurance Agreement is terminated in accordance with the terms thereof and (b) the date on which this Agreement is terminated in accordance with the provisions of Section 8.2.

Section 8.2 Termination.

(a) This Agreement may be terminated at any time upon the mutual written consent of the Parties hereto, which written consent shall state the effective date and relevant terms of termination.

(b) This Agreement is subject to immediate termination in its entirety, at the option of the Ceding Company, upon written notice to the Administrator, in the event of:

(i) any material breach by the Administrator of the terms of this Agreement if such breach has had, or would reasonably be expected to have, a material adverse effect on the Applicable Business, assets, liabilities, obligations, financial condition, results of operations, relationship with any Governmental Authority with regulatory oversight, or reputation of the Ceding Company or any of its Affiliates, [***]; or

(ii) [***]

(c) Upon termination of this Agreement pursuant to this Section 8.2, (i) the Administrator shall cooperate fully in the prompt transfer of the applicable Services and any books and records and other materials maintained by the Administrator related to such Services (or, where required by applicable Law, copies thereof) to the Ceding Company or the Ceding Company’s designee, such that the Ceding Company or its designee shall be able to perform the applicable Services without interruption following termination of this Agreement and (ii) [***].

(d) [***]

Section 8.3 Survival. Notwithstanding the other provisions of this Article IX, Article I, Article X, Article XII and Article XVI shall remain in full force and effect after the termination of this Agreement. For the avoidance of doubt, notwithstanding any termination of this Agreement, the Master Transaction Agreement and the other Transaction Agreements will remain effective unless and until terminated in accordance with their respective terms.

ARTICLE IX

PERSONAL INFORMATION; PRIVACY AND DATA SECURITY

Section 9.1 Personal Information. Each Party shall, and shall cause its Affiliates and its and their respective Representatives to, collect, use, disclose, store and process Personal Information with respect to the Business in compliance with the terms of the Reinsured Contracts, applicable Law, Schedule VIII and any information security policies adopted by such Party in connection with the administration of insurance policies issued by such Party for such Party’s own business.

Section 9.2 Privacy and Data Security. In providing the Services or Ceding Company Services hereunder, as applicable, and in connection with maintaining, administering, handling and transferring the data of the policyholders under the Reinsured Contracts, each Party shall comply with Schedule VIII all privacy, confidentiality and data security obligations applicable to the Reinsured Contracts pursuant to applicable Laws under which such information was gathered in connection with the collection, use, disclosure, maintenance and transmission of personal, private, health or financial information about individual policyholders. Each Party shall promptly report to the other Party any material data breach (as defined by applicable Law) of which the reporting Party becomes aware.

Section 9.3 OFAC Compliance. The Administrator shall not process any premium payment or pay any claim with respect to the Reinsured Contracts if such actions are prohibited under any Applicable Law, including regulations promulgated by the Office of Foreign Assets Control of the U.S. Treasury Department implement U.S. economic and trade sanctions against targeted foreign countries, terrorists, international narcotics traffickers, and those engaged in the proliferation of weapons of mass destruction.

ARTICLE X

DISASTER RECOVERY

Section 10.1 Disaster Recovery.

(a) For as long as Services are provided hereunder, at no cost to the Ceding Company, the Administrator shall, and shall cause its Affiliates to, maintain and adhere to disaster recovery plans with respect to the Administered Business that are no less favorable than those currently used by the Administrator in connection with the administration of insurance policies issued by the Administrator for the Administrator’s own business and attached as Schedule IV hereto. As part of the Services, the Administrator shall implement such disaster recovery plans for the continuation of the Services, including recovery of any Personal Information and the Administrator’s operating environment and telecommunications infrastructure as necessary to provide the Services with no or minimal interruption or material degradation of service quality. In the event of a business interruption, the Administrator shall promptly implement such disaster recovery plans, as appropriate.

(b) For as long as Ceding Company Services are provided hereunder, at no cost to the Administrator, the Ceding Company shall, and shall cause its Affiliates to, maintain and adhere to disaster recovery plans that are no less favorable than those currently used by the Ceding Company in connection with the administration of the Administrator’s other insurance business. As part of the Ceding Company Services, the Administrator shall implement such disaster recovery plans for the continuation of the Ceding Company Services, including recovery of any Personal Information and the Ceding Company’s operating environment and telecommunications infrastructure as necessary to provide the Ceding Company Services with no or minimal interruption or material degradation of service quality. In the event of a business interruption, the Ceding Company shall promptly implement such disaster recovery plans, as appropriate.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnification by the Ceding Company. [***]

Section 11.2 Indemnification by the Administrator. [***]

Section 11.3 No Duplication; Exclusive Remedy. Any Liability for indemnification hereunder or under any Transaction Agreement shall be determined without duplication of recovery by reason of the same Loss. NO PROVISION OF THIS AGREEMENT SHALL BE CONSTRUED TO PROVIDE AN INDEMNITY OR OTHER RECOVERY FOR ANY COSTS, DAMAGES, OR OTHER AMOUNTS FOR WHICH THE DAMAGED PARTY HAS BEEN FULLY COMPENSATED UNDER ANY OTHER PROVISION OF THIS AGREEMENT OR UNDER ANY OTHER TRANSACTION AGREEMENT OR ACTION AT LAW OR EQUITY. UNLESS EXPRESSLY REQUIRED IN THIS AGREEMENT, A PARTY SHALL NOT BE REQUIRED TO EXHAUST ALL REMEDIES AVAILABLE UNDER OTHER AGREEMENTS OR AT LAW OR EQUITY BEFORE RECOVERING UNDER THE REMEDIES PROVIDED IN THIS AGREEMENT.

Section 11.4 Limitation on Set-off. Neither the Administrator nor the Ceding Company shall have any right to set off any unresolved indemnification claim pursuant to this Article XI against any payment due pursuant to any Transaction Agreement.

Section 11.5 Relationship with Reinsurance Agreement. Nothing contained in this Article XI is intended to supersede any provision of the Reinsurance Agreement.

ARTICLE XII

COOPERATION

Section 12.1 Cooperation. The Parties hereto shall use reasonable best efforts to cooperate in order that the duties assumed by the Administrator hereunder will be effectively, efficiently and promptly discharged, and will not take any actions that would frustrate the intent of the transactions contemplated by this Agreement or any Transaction Agreement. In accordance with the foregoing, each Party shall, at all reasonable times under the circumstances, make available to the other Party properly authorized personnel for the purpose of consultation and decision.

ARTICLE XIII

TRADEMARK LICENSE

Section 13.1 Agreements Regarding Use of the Seller Marks. The Administrator hereby acknowledges that the Ceding Company has adopted and is using the names and marks listed on Schedule V hereto in connection with the Administered Business (collectively, the “Licensed Names and Marks”). The Ceding Company and the Administrator agree as follows:

(a) The Ceding Company, on behalf of itself and its Affiliates, hereby grants to the Administrator and the Administrator hereby accepts a strictly limited, non-exclusive, fully paid-up, non-transferable, non-sublicensable (except to Subcontractors as expressly permitted below), royalty-free license to use the Licensed Names and Marks, solely in the U.S. and solely in connection with the Services, subject to the terms and conditions set forth in this Agreement. The Administrator is granted no rights to use the Licensed Names and Marks, other than those rights specifically described and expressly licensed in this Agreement and no right is granted hereunder for the use of the Licensed Names and Marks in connection with any services other than the Services. All rights in the Licensed Names and Marks not expressly granted in this Section 13.1 are hereby reserved by the Ceding Company and its Affiliates, as applicable. None of the rights licensed to the Administrator under this Section 13.1 may be assigned, sublicensed or otherwise transferred by the Administrator (other than sublicenses to Subcontractors as expressly permitted in this ARTICLE XIII), nor shall such rights inure to the benefit of any trustee in bankruptcy, receiver or successor of the Administrator, whether by operation of law or otherwise, without the prior written consent of the Ceding Company, and any assignment, sublicense or other transfer without such consent shall be null and void.

(b) The Administrator agrees that it will use the Licensed Names and Marks in a manner that is consistent with the manner in which the Ceding Company used them prior to the date hereof and, otherwise, only in accordance with the performance and usage standards established by the Ceding Company and communicated to the Administrator in writing (including graphic standards as prescribed by the Ceding Company). The Administrator shall have no right to use the Licensed Names and Marks in connection with advertisements, brochures, audio or visual presentations, or any other materials used in the sale or advertising of the Administrator’s services.

(c) The Administrator agrees not to use the Licensed Names and Marks in partial form, or make any modifications or adaptations of the Licensed Names and Marks, in each case, without the prior written consent of the Ceding Company, which the Ceding Company may withhold at its sole discretion. The Administrator agrees not to adopt or use any trademarks, service mark, logo or design confusingly similar to the Licensed Names and Marks. It is understood that the Ceding Company retains the right, in its sole discretion, to modify the Licensed Names and Marks, upon reasonable prior notice to the Administrator, subject to a reasonable period to enable the Administrator to transition to the use of the modified Licensed Names and Marks. The Administrator shall not, (i) use the Licensed Names and Marks in any manner that (A) disparages the Ceding Company or its Affiliates, or their products or services or (B) violates any applicable Laws; (ii) use the Licensed Names and Marks as a feature or design element of or alongside or in conjunction with any other logo or any other company’s name and/or trademark, except as contemplated under Section 2.6; (iii) engage in any conduct that disparages, disputes, attacks, challenges, impairs, dilutes or is likely to harm the reputation or goodwill associated with the Ceding Company or any of its Affiliates, or their products or services, or the Licensed Names and Marks or the rights of the Ceding Company or any of its Affiliates therein; or (vi) use the Licensed Names and Marks in connection with any products, services, advertising, marketing, promotional, or other materials that infringe, misappropriate, or violate the intellectual property rights of any third party.

(d) The Administrator must provide for the Ceding Company’s review and approval (such approval to be provided or withheld in Ceding Company’s sole discretion), any and all proposed materials and intentions to use the Licensed Names and Marks and any modifications thereto prior to commencement of such use, including all materials, services and agreements involving the Licensed Names and Marks, and shall make no public use of the Licensed Names and Marks of any kind without prior submission for Ceding Company’s review (an “Approval Request”); provided, that an Approval Request shall not be required for any uses of the Licensed Names and Marks that are identical to those made by the Ceding Company immediately prior to the date hereof. Once the Ceding Company has given approval for such use of a Licensed Name or Mark, the Administrator is not required to obtain approval from the Ceding Company for a substantially similar use of a Licensed Name or Mark, unless the Ceding Company expressly withdraws its consent to such use.

(e) The Administrator acknowledges that all rights in the Licensed Names and Marks and the goodwill associated therewith belong exclusively to and shall accrue to the benefit of the Ceding Company. All uses of the Licensed Names and Marks by the Administrator (including all goodwill accruing in connection therewith) shall inure solely to the benefit of the Ceding Company and any registration of the Licensed Names and Marks shall be registered by the Ceding Company in its name, it being understood that the present license shall not in any way affect the ownership by the Ceding Company of the Licensed Names and Marks, each of which shall continue to be the exclusive property of the Ceding Company At its option, the Ceding Company may, in its own name and at its own expense, maintain appropriate trademark and service mark protection for the Licensed Names and Marks. The Administrator shall not at any time during the term of this Agreement or at any time thereafter do or cause to be done any act contesting the validity of the Licensed Names and Marks, contesting or in any way impairing or tending to impair the Ceding Company’s entire right, title and interest in the Licensed Names and Marks and the registrations thereof or adversely affecting the value of the Licensed Names and Marks. The Administrator shall not represent that it has any right, title or interest in the reputation and goodwill of the Ceding Company. The Administrator shall not represent that it has any right, title or interest in the Licensed Names and Marks other than the rights expressly granted by this Agreement.

(f) [***]

(g) The agreements and covenants contained in this Section 13.1 shall continue in effect until such time as this Agreement is terminated pursuant to Article VIII and administration of the Services has been transferred to the Ceding Company or its designee. Immediately after termination of this Agreement, the Administrator shall discontinue all use of the Licensed Names and Marks. Upon termination, all of the Administrator’s rights to the Licensed Names and Marks shall revert to and continue to reside with and be owned exclusively by the Ceding Company.

(h) Without the prior written consent of the Ceding Company, the Administrator shall not utilize or otherwise make use of any advertising, marketing, promotional, or other materials of the Ceding Company in respect of the Ceding Company’s “ProFreedom” products.

ARTICLE XIV

INSURANCE COVERAGE

Section 14.1 Insurance. Without limiting the Administrator’s undertaking to indemnify and hold the Ceding Company harmless as set forth herein, during the term of this Agreement, the Administrator shall obtain and maintain in-force at all times during the term of this Agreement the minimum insurance coverages set forth on Schedule VI. The Administrator shall promptly notify the Ceding Company of any material change in such insurance coverages.

ARTICLE XV

MISCELLANEOUS PROVISIONS

Section 15.1 Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 15.1):

(a) To the Ceding Company:	The Guardian Insurance & Annuity Company, Inc.
10 Hudson Yards
New York, New York 10001
[***]

(b) To the Administrator:	Talcott Resolution Life Insurance Company
[***]

Section 15.2 Entire Agreement. This Agreement (including all Schedules hereto), the Transaction Agreements and the other documents delivered pursuant hereto and thereto, constitute the entire agreement among the Parties and their Affiliates with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, between the Parties. Notwithstanding the foregoing, including as set forth in the Master Transaction Agreement, (a) in the event of a conflict with respect to the subject matter of this Agreement and the Master Transaction Agreement, then this Agreement shall control, (b) in the event of a conflict with respect to the subject matter of this Agreement and the Transition Services Agreement, then this Agreement shall control and (c) in the event of a conflict with respect to the subject matter of the Transition Services Agreement and this Agreement, then the Transition Services Agreement shall control.

Section 15.3 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Ceding Company and the Administrator shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the Administrator or the Ceding Company, respectively, of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 15.5 having jurisdiction, such remedy being in addition to any other remedy to which any Party may be entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 15.3, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement, and (b) nothing contained in this Section 15.3 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 15.3 before exercising any other right under this Agreement.

Section 15.4 No Third-Party Beneficiaries. Except as provided in Article XI with respect to the Ceding Company Indemnified Parties and the Administrator Indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 15.5 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and the formation, termination or validity of any part of this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York.

(b) Each of the Ceding Company and the Administrator irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Law, in such federal court.

(c) Any such Action may and shall be brought in such courts and each of the Ceding Company and the Administrator irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.

(d) Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 15.1.

(e) Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

(f) EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.5.

Section 15.6 Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 15.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under it may be assigned, delegated, sublicensed or transferred by either Party, in whole or in part, to any other Person (including any bankruptcy trustee), without the prior written consent of the other Party; [***]. This Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the respective successors and permitted assigns of the Parties.

Section 15.8 Waiver and Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the provisions and terms hereof may be waived, or the time for its performance extended, only by instrument in writing signed by each of the Parties, or, in the case of a waiver, by the Party waiving compliance with such provision or term. Any change or modification to this Agreement shall be null and void, unless made by written amendment to this Agreement and signed by the Parties. Any waiver of any provision or term of this Agreement, or any extension in time for performance of such provision or term, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

Section 15.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different Parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission utilizing reasonable image scan technology (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 15.10 Relationship. The Ceding Company and the Administrator are and shall remain independent contractors and not employees or agents of the other Party. Except as expressly granted in this Agreement or otherwise by the other Party in writing or as may be required by applicable Law or as necessary to perform the services to be provided hereunder or to obtain the benefits hereof, no Party shall have any authority, express or implied, to act as an agent of the other Party or its subsidiaries or Affiliates under this Agreement. Each Party shall be solely responsible for the payment of all salary and benefits and all income taxes, social security taxes, unemployment compensation, workers’ compensation taxes, other employment taxes or withholdings and premiums and remittances with respect to its employees involved in the provision of the Services.

Section 15.11 Treatment of Confidential Information. Except as otherwise contemplated by this Agreement or any Transaction Agreement and to the extent permitted or required to implement the transactions contemplated by this Agreement and the other Transaction Agreements, the Ceding Company will keep confidential and will not use or disclose, and will take all reasonable steps to ensure its Representatives do not use or disclose, the Administrator’s Confidential Information, and the Administrator will keep confidential and will not use or disclose, and will take all reasonable steps to ensure its Representatives do not use or disclose, the Ceding Company’s Confidential Information, and the Parties will each keep confidential and will not use or disclose terms and conditions of this Agreement, including the schedules hereto, in each case, except (a) to the disclosing Party’s Representatives, auditors or ratings agencies; provided, that such Representatives, auditors or ratings agencies are made aware of the provisions of this Section 15.11, (b) to the extent that the information has been made public by or on behalf of, or with the prior consent of, the non-disclosing Party, (c) if required in connection with any report required to be filed or submitted with any Governmental Authority, (d) as may be required to be disclosed in the financial statements of such Party or any of its Affiliates, (e) as may be required in connection with any dispute resolution proceeding between the Parties in respect hereof; (f) if the information is independently developed by the receiving Party, its Affiliates or any of its Representatives without use or access to the disclosing Party’s Confidential Information, or (g) if the information is rightfully obtained by the receiving Party from a third party without, to the knowledge of the receiving Party, breach by such third party of a duty of confidentiality of any nature to the disclosing Party. The Administrator agrees to hold all personal information about proposed, current, and former Policyholders, applicants and beneficiaries of the Reinsured Contracts in confidence in accordance with applicable Law and the Administrator’s privacy policy or policies and shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of such information which are no less rigorous than those maintained by the Administrator for its own information of a similar nature.

Section 15.12 No Additional Rights, Remedies or Obligations. Nothing in this Agreement shall alter the rights, remedies or obligations of the parties pursuant to the Master Transaction Agreement or the Reinsurance Agreement, including the indemnity rights and obligations of the Parties and their Affiliates thereunder.

Section 15.13 Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

THE GUARIDAN INSURANCE & ANNUITY COMPANY, INC.

By: /s/ [***]
Name: [***]
Title: [***]

TALCOTT RESOLUTION LIFE INSURANCE COMPANY

By: /s/ [***]
Name: [***]
Title: [***]

[Signature Page to Administrative Services Agreement]

SCHEDULE I

[***]

Schedule I-1

SCHEDULE II-A

[***]Separate Account Services

Schedule II-A - 0

SCHEDULE II-B

[***]

Schedule II-C - 1

SCHEDULE II-C

[***]

Schedule II-C - 1

SCHEDULE III

[***]

Schedule III - 1

SCHEDULE IV

[***]

Schedule IV - 0

SCHEDULE V

[***]

Schedule IV - 0

SCHEDULE VI

[***]

Schedule VI - 1

SCHEDULE VII

[***]

Schedule VII - 1

SCHEDULE VIII

[***]

Schedule VIII - 1

SCHEDULE IX

[***]

Schedule IX - 1

SCHEDULE X

[***]

Schedule X - 1